Exhibit 99.1

GNC Holdings, Inc. acquires Discount Supplements (UK)

Leading UK sports nutrition e-commerce retailer provides GNC access to the world’s second largest sports nutrition supplement market

PITTSBURGH, October 2, 2013 — GNC Holdings, Inc. (NYSE: GNC) (the “Company”), a leading global specialty retailer of health and wellness products, today announced it has acquired A1 Sports Limited (d/b/a Discount Supplements), the leading multi-brand sports nutrition e-commerce retailer in the United Kingdom. The acquisition was funded with cash on hand. Terms of the deal were not disclosed.

Following the acquisition, GNC.com, LuckyVitamin.com and discount-supplements.co.uk will continue to operate as separate businesses, each with its own product offerings and target customers.

Joe Fortunato, GNC’s Chairman, President & CEO, said, “Discount Supplements offers a broad selection of competitively priced proprietary and third party products, and is a leader in the UK’s sports nutrition market.  This market — estimated to be ~£300 million — has demonstrated consistent double digit growth, which is forecasted to continue.  The on-line channel has captured nearly one-third market share, and is growing faster than the market overall.”

Mr. Fortunato continues, “Entering the UK and other key European and Scandinavian markets are core elements of our strategic plan to expand GNC’s global reach.  With this acquisition, we are well positioned to capitalize on the fastest growing channel in Europe’s top market.  We also see the potential to leverage GNC’s marketing, product development and procurement capabilities to drive synergies.  This includes having Discount Supplements introduce premium GNC sub-brands in the sports nutrition, vitamin and diet categories into the UK and other markets.  We would like to welcome founder and Executive Chairman Stuart Harris along with key members of his management team who have agreed to participate in the continued growth of the business.”

Mr. Harris said, “We are excited to enter the next phase of our company’s growth.  Combining GNC’s strengths in product development and marketing with our loyal customer base will allow Discount Supplements to further develop and expand the business.”

Discount Supplements - founded in 2004 — is expected to grow to approximately £20 million in revenue in 2013, and generate positive EBITDA margin.  GNC expects the acquisition to be earnings neutral in 2013, as the EBITDA contribution is offset by deal costs and amortization of intangibles.

About Us

GNC Holdings, Inc., headquartered in Pittsburgh, PA, is a leading global specialty retailer of health and wellness products, including vitamins, minerals, and herbal supplement products, sports nutrition products and diet products, and trades on the New York Stock Exchange under the symbol “GNC.”

As of June 30, 2013, GNC has more than 8,300 locations, of which more than 6,200 retail locations are in the United States (including 969 franchise and 2,189 Rite Aid franchise store-within-a-store locations) and franchise operations in 55 countries (including distribution centers where retail sales are made).  The Company — which is dedicated to helping consumers Live Well — has a diversified, multi-channel business model and derives revenue from product sales through company-owned retail stores, domestic and international franchise activities, third party contract manufacturing, e-commerce and corporate partnerships.  GNC’s broad and deep product mix, which is focused on high-margin, premium, value-added nutritional products, is sold under GNC proprietary brands, including Mega Men®, Ultra Mega®, Total LeanTM, Pro Performance®, Pro Performance® AMP, Beyond Raw®, and under nationally recognized third party brands.

Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Company’s financial condition, results of operations and business that is not historical information. Forward-looking statements can be identified by the use of terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “projects,” “may,” “will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions of strategy and outlook. While GNC believes there is a reasonable basis for its expectations and beliefs, they are inherently uncertain, and the Company may not realize its expectations and its beliefs may not prove correct. Many factors could affect future performance and cause actual results to differ materially from those matters expressed in or implied by forward looking statement, including unfavorable publicity or consumer perception of our products; costs of compliance and our failure to comply with new and existing governmental regulations governing our products, including, but not limited to, proposed dietary supplement legislation and regulations; disruptions in our manufacturing system or losses of manufacturing certifications; disruptions in our distribution network; or failure to successfully execute our growth strategy, including any inability to expand our franchise operations or attract new franchisees, any inability to expand our company owned retail operations, any inability to grow our international footprint, or any inability to expand our e-commerce businesses.  The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward- looking statements. For a listing of factors that may materially affect such forward -looking statements, please refer to the Company’s  Annual  Report  on  Form  10-K  for  the  year  ended  December  31,  2012  filed  with  the  Securities  and  Exchange Commission.

Contacts:

Investors:	Michael M. Nuzzo, Executive Vice President and CFO
(412) 288-2029, or

Dennis Magulick, Vice President - Treasury & Investor Relations
(412) 288-4632

SOURCE:	GNC Holdings, Inc.
Web site:	http://www.gnc.com/